Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Ed Emerman
609. 452.5967
eemrman@eaglepr.com

WATSON WYATT TO SPIN OFF

NORTH AMERICA MULTI-EMPLOYER RETIREMENT BUSINESS

Smooth Transition of Services Expected to New Companies Headed by Former WW Associates

WASHINGTON, October 18, 2007 – Watson Wyatt Worldwide, a leading global consulting firm, announced today that it will spin off its North America multi-employer retirement business to two new companies. The specific plans affected are Taft Hartley plans in the United States and private sector, negotiated costs, trusteed plans in Canada.

The companies, Horizon Actuarial Services in the U.S. and PBI Actuarial Consultants in Canada, will be owned and operated by current Watson Wyatt associates. These associates, who focus on multi-employer retirement plans, will move to the new companies over the next several months. Watson Wyatt will have no ownership stake in either company, but will receive a percentage of the new companies’ revenues for the next five years.

“Multi-employer retirement work is a specialized area, better handled by a group of professionals dedicated specifically to that market,” said Gene Wickes, global director of benefits consulting at Watson Wyatt. “Similar to our spin-off of public pension fund retirement work earlier this decade, this transition makes good strategic sense. It is consistent with Watson Wyatt’s focus on a core target market of the world’s leading companies and should also lower our risk profile in the long term.”

“We are excited to continue to provide high-quality, comprehensive retirement and actuarial services that multi-employer clients have come to expect,” said Stan Goldfarb, one of the principals of Horizon Actuarial Services. “The new companies provide us a valuable opportunity to expand this business while sharpening our focus on the issues most important to our multi-employer clients.”

The transition will affect approximately 70 multi-employer retirement clients, accounting for approximately $15 million in annual revenue.  The transition is expected to be completed by January 31, 2008, and will result in a $0.03 to $0.05 reduction in the Company’s fully diluted earnings per share in fiscal 2008. Additionally, the Company may incur up to $1.0 million in one-time restructuring charges related to this transaction, all in fiscal 2008.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE: WW) is the trusted business partner to the world’s leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,000 associates in 31 countries and is located on the Web at www.watsonwyatt.com

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to the successful spin-off of the multi-employer retirement business; the company’s ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; foreign currency exchange and interest rate fluctuations; exposure to liabilities of acquired businesses that have not been expressly assumed; general economic and business conditions that adversely affect us or our clients; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended June 30, 2007 and filed on August 24, 2007, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.